As filed with the Securities and Exchange Commission on August 26, 2009
File No. 333-[  ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CYALUME TECHNOLOGIES HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	20-3200738
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

96 Windsor Street
West Springfield, MA 01089
(413) 858-2500

(Address of Registrant’s Principal Executive Offices)

CYALUME TECHNOLOGIES HOLDINGS, INC. 2009 OMNIBUS SECURITIES AND
INCENTIVE PLAN

(Full Name of Plan)

Copies to:

Michael E. Bielonko, Chief Financial Officer	Mitchell S. Nussbaum, Esq.
Cyalume Technologies Holdings, Inc.	Loeb & Loeb LLP
96 Windsor Street	345 Park Avenue
West Springfield, MA 01089	New York, New York 10154
(413) 858-2500	(212) 407-4000
Fax: (413) 788-4817	Fax: (212) 407-4990

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered (1)(2)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Shares of common stock, par value $.001 per share	2,000,000	3.28	6,560,000	366.05

Total	2,000,000		6,560,000	366.05

(1)
The registration statement registers the issuance of 2,000,000 shares of common stock, which are issuable under the Cyalume Technologies Holdings, Inc. 2009 Omnibus Securities and Incentive Plan, and adjustments to shares to account for any changes in capitalization such as, a stock split, stock dividend, or similar transaction involving the registrant’s common stock, in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on average high and low price of the common stock as quoted through the Over-The-Counter Bulletin Board on August 20, 2009.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants in the Cyalume Technologies Holdings, Inc. 2009 Omnibus Securities and Incentive Plan, covered by this Registration Statement as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended, or the Securities Act.  Such documents need not be filed with the Securities and Exchange Commission, or the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents of the Registrant, filed with the Commission are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K & 10-K/A for the fiscal year ended December 31, 2008, filed with the Commission on March 30, 2009 and April 17, 2009, respectively;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, filed with the Commission on May 13, 2009 and August 14, 2009, respectively;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 7, 2009, February 10, 2009, March 20, 2009, April 2, 2009, May 14, 2009, June 4, 2009 and July 22, 2009; and

(d)
The description of the Registrant’s common stock contained in the section titled “Description of Securities” in the registrant’s registration statement on Form S-1 filed with the Commission on March 11, 2009, as amended (File No. 333-157827).

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such reports and documents.  Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this Registration Statement.

Experts

The consolidated balance sheet of Cyalume Technologies Holdings, Inc. and its subsidiary Cyalume Technologies, Inc. (“CTI”) as of December 31, 2008 and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for the year then ended and the consolidated balance sheet of CTI and its subsidiary as of December 31, 2007 and the related consolidated statements of income and cash flows for the period January 1, 2008 to December 19, 2008, and the year ended December 31, 2007 have been audited by CCR LLP, an independent registered public accounting firm, as set forth in their reports incorporated by reference and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The balance sheet of Vector Intersect Security Acquisition Corp. (a corporation in the development state) as of December 31, 2007 and the related statements of income, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2007 and the period from July 19, 2005 (inception) to December 31, 2007 have been audited by Miller, Ellin & Company LLP, independent registered public accounting firm, as set forth in their report incorporated by reference and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Documents incorporated herein by reference in the future will include financial statements, related schedules (if required), management’s assessment of the effectiveness of internal control over financial reporting and independent auditors’ reports. These financial statements and schedules and the effectiveness of internal control over financial reporting will have been audited (if required) to the extent and for the periods set forth in such reports by the firm or firms rendering such reports, and, to the extent so audited and consent to incorporation by reference is given, such financials statements and schedules and opinion regarding the effectiveness of internal control will be incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

Item 4.  Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

The Registrant’s Fifth Amended and Restated Certificate of Incorporation provides that no Director will be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent this limitation or exemption is not permitted by the Delaware General Corporation Law. As currently enacted, the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a Director will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability for: (i) any breach of the Director’s duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions or (iv) any transaction from which the Director derived an improper personal benefit.

The principal effect of this provision is that a stockholder will be unable to recover monetary damages against a Director of the Registrant for breach of fiduciary duty unless the stockholder can demonstrate that one of the exceptions listed above applies. This provision, however, does not eliminate or limit liability arising under federal securities laws. The Registrant’s charter does not eliminate the fiduciary duties of the Registrant’s Directors. The inclusion of this provision in our charter may, however, discourage or deter stockholders or management from bringing a lawsuit against Directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Registrant and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a Director’s breach of his or her fiduciary duties.

The Delaware General Corporation Law provides that a corporation may indemnify its Directors and officers as well as its other employees and agents against judgments, fines, amounts paid in settlement and expenses, including attorneys’ fees, in connection with various proceedings, other than an action brought by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of an action brought by or in the right of the corporation (commonly known as ‘‘derivative suits’’), except that indemnification in such a case may only extend to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The Registrant’s charter and, with regard to our officers, our bylaws, provide that the Registrant will indemnify its Directors and officers to the fullest extent permitted by Delaware law. Under these provisions and subject to the Delaware General Corporation Law, the Registrant is required to indemnify its Directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the Director’s or officer’s position with the combined company or another entity that the Director or officer serves as a Director, officer, employee or agent at the Company’s request, subject to various conditions, and to advance funds to the Company’s Directors and officers before final disposition of such proceedings to enable them to defend against such proceedings. To receive indemnification, the Director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in the best interest of the Company. The bylaws also specifically authorize the Company to maintain insurance on behalf of any person who is or was or has agreed to become a Director, officer, employee or agent of the combined company, or is or was serving at the Company’s request as a Director, officer, employee or agent of another entity, against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

The following is a list of Exhibits filed as part of this Registration Statement on Form S-8.  Where so indicated by footnote, Exhibits that were previously filed are incorporated herein by reference.
Exhibit No.	Description
4.1
Cyalume Technologies Holdings, Inc. 2009 Omnibus Securities and Incentive Plan (Incorporated by reference to Annex A of the Registrant’s Annual Report to Stockholders filed with the Commission on April 30, 2009)

4.2
Cyalume Technologies Holdings, Inc. 2009 Omnibus Securities and Incentive Plan Consultant Restricted Stock Award Agreement (Incorporated by reference to Annex A of the Registrant’s Annual Report to Stockholders filed with the Commission on April 30, 2009)

4.3
Cyalume Technologies Holdings, Inc. 2009 Omnibus Securities and Incentive Plan Director Restricted Stock (Incorporated by reference to Annex A of the Registrant’s Annual Report to Stockholders filed with the Commission on April 30, 2009)

4.4
Cyalume Technologies Holdings, Inc. 2009 Omnibus Securities and Incentive Plan Employee Restricted Stock Award Agreement (Incorporated by reference to Annex A of the Registrant’s Annual Report to Stockholders filed with the Commission on April 30, 2009)

4.5
Cyalume Technologies Holdings, Inc. 2009 Omnibus Securities and Incentive Plan Stock Option Agreement for Consultant Non-Qualified Stock Options (Incorporated by reference to Annex A of the Registrant’s Annual Report to Stockholders filed with the Commission on April 30, 2009)

4.6
Cyalume Technologies Holdings, Inc. 2009 Omnibus Securities and Incentive Plan Stock Option Agreement Stock Option Agreement for Employee Non-Qualified Stock Options (Incorporated by reference to Annex A of the Registrant’s Annual Report to Stockholders filed with the Commission on April 30, 2009)

4.6	Cyalume Technologies Holdings, Inc. 2009 Omnibus Securities and Incentive Plan Stock Option Agreement Stock Option Agreement for Incentive Stock Options
5.1	Opinion of Loeb & Loeb LLP
23.1	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)
23.2	Consent of CCR LLP, independent registered public accounting firm
23.3	Consent of CCR LLP, independent registered public accounting firm
23.4	Consent of Miller, Ellin & Company, LLP, independent registered public accounting firm
24.1	Power of Attorney (included on signature pages hereto)

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if this Registration Statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is for an offering of asset-backed securities on Form S-1 (§ 239.11 of this chapter) or Form S-3 (§ 239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§ 229.1100(c)).

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

       The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)         Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    Filings incorporating subsequent Exchange Act documents by reference. Include the following if the registration statement incorporates by reference any Exchange Act document filed subsequent to the effective date of the registration statement:

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)    The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(h)    Request for acceleration of effective date or filing of registration statement becoming effective upon filing. Include the following if acceleration is requested of the effective date of the registration statement pursuant to Rule 461 under the Securities Act (§ 230.461 of this chapter), if a Form S-3 or Form F-3 will become effective upon filing with the Commission pursuant to Rule 462 (e) or (f) under the Securities Act (§ 230.462 (e) or (f) of this chapter), or if the registration statement is filed on Form S-8, and: (1) Any provision or arrangement exists whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or   (2) The underwriting agreement contains a provision whereby the registrant indemnifies the underwriter or controlling persons of the underwriter against such liabilities and a director, officer or controlling person of the registrant is such an underwriter or controlling person thereof or a member of any firm which is such an underwriter, and (3) The benefits of such indemnification are not waived by such persons:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Springfield, State of Massachusetts, on the 26 day of August 2009.

CYALUME TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Derek Dunaway
Derek Dunaway
President & Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Derek Dunaway and Michael Bielonko, individually, his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Derek Dunaway	President and Chief Executive Officer	August 26, 2009
Derek Dunaway	(Principal Executive Officer)

/s/ Michael Bielonko	Secretary and Chief Financial Officer	August 26, 2009
Michael Bielonko	(Principal Financial Officer)

/s/ Winston J. Churchill	Chairman of the Board	August 21, 2009
Winston J. Churchill

/s/ Yaron Eitan	Vice Chairman of the Board	August 24, 2009
Yaron Eitan

/s/ Archie Clemins	Director	August 22, 2009
Archie Clemins

/s/ Doron Cohen	Director	August 23, 2009
Doron Cohen

Name	Position	Date

/s/ Thomas G. Rebar	Director	August 21, 2009
Thomas G. Rebar

/s/ Joseph T. Gorman	Director	August 21, 2009
Joseph T. Gorman

/s/ General (Ret.) Jack Keane	Director	August 21, 2009
General (Ret.) Jack Keane

	Director	August __, 2009
Jason Epstein

/s/ Yair Shamir	Director	August 25, 2009
Yair Shamir

	Director	August __, 2009
Frank Kline

Exhibit Index

Exhibit No.	Description
4.1
Cyalume Technologies Holdings, Inc. 2009 Omnibus Securities and Incentive Plan (Incorporated by reference to Annex A of the Registrant’s Annual Report to Stockholders filed with the Commission on April 30, 2009)

4.2
Cyalume Technologies Holdings, Inc. 2009 Omnibus Securities and Incentive Plan Consultant Restricted Stock Award Agreement (Incorporated by reference to Annex A of the Registrant’s Annual Report to Stockholders filed with the Commission on April 30, 2009)

4.3
Cyalume Technologies Holdings, Inc. 2009 Omnibus Securities and Incentive Plan Director Restricted Stock (Incorporated by reference to Annex A of the Registrant’s Annual Report to Stockholders filed with the Commission on April 30, 2009)

4.4
Cyalume Technologies Holdings, Inc. 2009 Omnibus Securities and Incentive Plan Employee Restricted Stock Award Agreement (Incorporated by reference to Annex A of the Registrant’s Annual Report to Stockholders filed with the Commission on April 30, 2009)

4.5
Cyalume Technologies Holdings, Inc. 2009 Omnibus Securities and Incentive Plan Stock Option Agreement for Consultant Non-Qualified Stock Options (Incorporated by reference to Annex A of the Registrant’s Annual Report to Stockholders filed with the Commission on April 30, 2009)

4.6
Cyalume Technologies Holdings, Inc. 2009 Omnibus Securities and Incentive Plan Stock Option Agreement Stock Option Agreement for Employee Non-Qualified Stock Options (Incorporated by reference to Annex A of the Registrant’s Annual Report to Stockholders filed with the Commission on April 30, 2009)

4.6	Cyalume Technologies Holdings, Inc. 2009 Omnibus Securities and Incentive Plan Stock Option Agreement Stock Option Agreement for Incentive Stock Options
5.1	Opinion of Loeb & Loeb LLP
23.1	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)
23.2	Consent of CCR LLP, independent registered public accounting firm
23.3	Consent of CCR LLP, independent registered public accounting firm
23.4	Consent of Miller, Ellin & Company, LLP, independent registered public accounting firm
24.1	Power of Attorney (included on signature pages hereto)